UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2007

Moscow CableCom Corp.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-01460

Delaware	06-0659863
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

153 East 53rd Street, 58th floor New York, New York 10022	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 826-8942

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)*

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

*	The Company is not soliciting and does not intend to solicit the proxies of any stockholder, as described more fully in the description provided under Item 1.01 of this report.

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2007, Moscow CableCom Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Renova Media Enterprises Ltd., a Bahamas corporation and the single largest stockholder of the Company (“Renova Media”), would acquire, through the merger (the “Merger”) of its wholly-owned subsidiary with and into the Company, all of the equity interests of the Company which it does not currently own. Renova Media will acquire such equity interests at a cash price of $12.90 per share of common stock, par value $0.01, of the Company and an equivalent as-converted price for each of the Company’s outstanding shares of Series A Convertible Preferred Stock, par value $0.01. The consummation of the Merger is subject to the satisfaction of certain conditions set forth in the Merger Agreement, including Federal Antimonopoly Service pre-clearance under the laws of the Russian Federation and the adoption of the Merger Agreement and the approval of the Merger by the Company’s stockholders. Renova Media owns approximately 40% of the voting power of the currently outstanding voting securities of the Company and, upon exercise of all its rights to acquire additional voting securities of the Company, would directly own a majority of the voting power of the company’s then-outstanding voting securities. The Merger Agreement provides that, prior to the closing, Renova Media will exercise these rights to the extent necessary to assure that it holds of record at least a majority of the voting power of the then-outstanding securities of the Company entitled to vote on the transaction. The Merger Agreement further provides that Renova Media will execute a written consent with respect to all such voting securities in favor of adoption of the Merger Agreement so as to assure the requisite stockholder approval of the transaction without the need for any other stockholder vote. The Company is not soliciting and does not intend to solicit proxies from any stockholders and the Company does not intend to hold a stockholders’ meeting in connection with the Merger. The Company will distribute an information statement to its stockholders describing the Merger Agreement and the Merger as promptly as practicable. The Company’s stockholders are encouraged to read the information statement when it is available as it will contain important information. The consummation of the Merger is not conditioned upon Renova Media obtaining any financing.

Concurrently with the execution of the Merger Agreement, the Company entered into a Bridge Facility Agreement (the “Bridge Facility Agreement”) with ZAO COMCOR-TV, a closed joint-stock corporation organized under the laws of the Russian Federation and a wholly-owned subsidiary of the Company (“CCTV”), and RME Finance LTD, a company formed under the laws of the Republic of Cyprus and a wholly-owned subsidiary of Renova Media (“RME Finance”). Pursuant to the Bridge Facility Agreement, RME Finance has agreed, subject to the terms and conditions therein, to make available up to $45,000,000 of unsecured, subordinated debt financing to CCTV. The loans will be extended through nine equal monthly installments with the first installment scheduled to occur shortly. The obligations of RME Finance to provide loans subsequent to the first installment will be subject to CCTV’s satisfaction of certain conditions on each proposed funding date.

The Company, through a Continuing Unconditional Guaranty (the “Guaranty”), will unconditionally guaranty the payment and performance obligations of CCTV under the Bridge Facility Agreement. In addition, the parties have agreed that any loans extended under the

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Bridge Facility Agreement will be unsecured and subordinate to the secured obligations of the Company and CCTV under the $28,500,000 Facility Agreement, dated August 26, 2004, between the Company, CCTV, certain subsidiaries of the Company and RME Finance, as agent and security agent, as amended (the “2004 Facility Agreement”), by executing Amendment Agreement No. 5 to the 2004 Facility Agreement, dated February 21, 2007 (“Amendment Agreement”).

The Merger Agreement, the Bridge Facility Agreement, the Guaranty and the Amendment Agreement are incorporated herein by reference. The foregoing description of the transactions discussed above is qualified in its entirety by the Merger Agreement, the Bridge Facility Agreement, the Guaranty and the Amendment Agreement, copies of which are attached hereto as exhibits.

On February 21, 2007, the Company and Renova Media issued a joint press release announcing the Merger, a copy of which is attached hereto as an exhibit.

In connection with the Merger, the Company will file an Information Statement with the Securities Exchange Commission (“SEC”). In addition, the Company and Renova Media will file with the SEC a Transaction Statement on Schedule 13E-3. The parties will also make certain other SEC filings regarding the transaction. These documents will contain important information about the transaction. The Company and Renova Media urge investors to read these documents when they become available. Copies of these filings will be available, free of charge, at the SEC’s website (www.sec.gov).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following are furnished as an Exhibit to this report:

Exhibit Number	Description of Exhibit
Exhibit 10.1	Agreement and Plan of Merger, dated February 21, 2007, among Renova, Merger Sub and the Company

Exhibit 10.2	Bridge Facility Agreement, dated February 21, 2007, among RME Finance, the Company and ZAO COMCOR-TV

Exhibit 10.3	Continuing Unconditional Guaranty, dated February 21, 2007, executed by the Company in favor of RME Finance

Exhibit 10.4	Amendment Agreement No. 5 to $28,500,000 Facility Agreement, dated 26 August 2004, which amendment is dated February 21, 2007, among RME Finance, the Company and ZAO COMCOR-TV

Exhibit 99.1	Press release dated February 21, 2007

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.

/s/ Tate Fite
Name:	Tate Fite
Title:	Chief Financial Officer

Date: February 23, 2007

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